As filed with the Securities and Exchange Commission on March 19, 2013

Registration No. 333-178728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Complete Genomics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3226545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2071 Stierlin Court

Mountain View, California 94043

(650) 943-2800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Clifford A. Reid, Ph.D.

President and Chief Executive Officer

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

(650) 943-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Scrivano, Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, CA 94111 (415) 984-8701	Wendy Pan, Esq. O’Melveny & Myers LLP Plaza 66, Tower 1, 37th Floor 1266 Nanjing Road West Shanghai 200040 86-21-2307-7300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-178728, (the “Registration Statement”) pertaining to the registration of an indeterminate amount of common stock, preferred stock, debt securities, warrants, and securities issuable upon exchange or conversion of debt securities, preferred stock and warrants of Complete Genomics, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on December 23, 2011.

On September 15, 2012, the Company entered into an Agreement and Plan of Merger with BGI Shenzhen, a company organized under the laws of the People’s Republic of China (“BGI”), and Beta Acquisition Corporation, which, at the time, was a Delaware corporation and a wholly-owned subsidiary of BGI (“Merger Sub”) (such agreement, the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Company, and the Company became a wholly-owned subsidiary of BGI on March 18, 2013 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, State of California, on March 19, 2013.

COMPLETE GENOMICS, INC.

By:	/s/ Clifford A. Reid
Clifford A. Reid, Ph.D.

President and Chief Executive Officer